Exhibit 8a


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-41276 of Lincoln Benefit Life Variable Life Account of Lincoln Benefit Life Company on Form S-6 of our report dated February 23, 2001 relating to the financial statements and the related financial statement schedule of Lincoln Benefit Life Company, and our report dated March 16, 2001 relating to the financial statements of Lincoln Benefit Life Variable Life Account, included in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.




/s/ Deloitte & Touche LLP
Chicago, Illinois
April 19, 2001